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                                                                  EXECUTION COPY

                           OFFER AND RIGHTS AGREEMENT


         THIS OFFER AND RIGHTS AGREEMENT (this "Agreement"), made and entered into this 16th day of July, 1998, is by and among MCM CORPORATION (the "Company"), a North Carolina corporation with its principal office in Raleigh, North Carolina, and IAT REINSURANCE SYNDICATE LTD. ("Buyer"), a Bermuda corporation with its principal office in Bermuda.

                              BACKGROUND STATEMENT

         WHEREAS, Buyer wishes to acquire approximately 49% of the issued and outstanding shares ("Shares") of common stock, par value $1.00 per share ("Common Stock"), of the Company through a privately-negotiated transaction with the McMillen Trust (the "Trust"), and through a cash tender offer (the "Offer") to acquire up to 35% of the issued and outstanding Shares of Common Stock (the "Shares") for $3.65 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, subject to withholding of taxes, if applicable, upon the terms and subject to the conditions of this Agreement and the Offer.

         WHEREAS, Buyer has invested $5 million in capital for the Company at a below market interest rate of 5% per annum and plans to commit additional capital to the Company in the future. The Company acknowledges that the management of Buyer has expertise in the management and operation of insurance companies and that the devotion of time and expertise by the management of Buyer to the Company will cause Buyer to forego significant opportunities in regard to other investments. Following the consummation of the Offer, Buyer intends to make available to the Company the services of Peter R. Kellogg, its President and Chief Executive Officer, in the management and direction of the Company. The Company acknowledges that Mr. Kellogg has vast experience and background and a proven record of success in the management and operation of insurance companies. Mr. Kellogg will devote significant time and effort to the management of the Company with no employment agreement and no compensation of any kind. Neither Buyer nor Mr. Kellogg will charge the Company any management or advisory fees.

         WHEREAS, in consideration of the Offer and the other benefits described above, the Company wishes to provide Buyer with rights ("Rights") to purchase from the Company, for a nominal sum, 60,000 shares of a new issue of preferred stock of the Company that will have a par value of $1,000 per share, will not have voting rights, will not pay dividends, will not be convertible into Common Stock of the Company, and will have the other rights, preferences and characteristics set forth in this Agreement, including but not limited to the right to a preference in any liquidation or dissolution of the Company equal to the par value of such preferred stock before any amount is payable or distributable with respect to the Common Stock of the Company. The Company acknowledges that the issuance of such preferred stock to Buyer is

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appropriate in order to properly compensate Buyer for the Offer and its capital and management commitments to the Company.

         WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer. The Board has also approved the granting of Rights following consummation of the Offer and upon the terms and subject to the conditions set forth herein.

         WHEREAS, the Wilmington Trust Company (the "Trustee") of the Trust, which owns approximately 65% of the issued and outstanding Common Stock of the Company, has agreed pursuant to a Trust Purchase Agreement, dated as of the date hereof (the "Trust Purchase Agreement"), between the Buyer and the Trustee, to privately sell to Buyer 658,900 Shares (the "Purchased Trust Shares") of the Common Stock of the Company at $3.65 per Share and has agreed not to tender any Shares in the Offer. After the purchase and sale of these Shares, the Trust will own 2,428,600 shares of Common Stock of the Company (the "Retained Trust Shares").

         WHEREAS, each of the Directors of the Company has agreed, pursuant to a Tender Agreement dated the date hereof (the "Tender Agreement") to tender the Shares beneficially owned or hereafter acquired by them in the Offer and to liquidate for cash pursuant to the Offer all options to purchase shares held by such Directors.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1.

                                    THE OFFER

         SECTION 1.1 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events or circumstances set forth in Annex A hereto shall have occurred or be existing, Buyer shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the first public announcement of the execution hereof by all of the parties hereto. The obligation of Buyer to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to (i) the condition (the "Minimum Condition") that there be validly tendered and not withdrawn prior to the expiration of the Offer, such number of Shares that would represent at least 32% of the voting power of the Shares outstanding on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights), (ii) the conditions (the "Regulatory Approval Conditions") that (A) any applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as


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amended (the "HSR Act") shall have expired or been terminated, (B) the transactions contemplated by the Trust Purchase Agreement be approved by the Court of Chancery of the State of Delaware having jurisdiction over the Trust and (C) the transactions contemplated by this Agreement and the Trust Purchase Agreement be approved by the North Carolina Commissioner of Insurance, and (iii) the satisfaction of the other conditions set forth in Annex A hereto. Buyer expressly reserves the right to waive any such condition (other than the Regulatory Approval Conditions), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the Per Share Amount payable in the Offer or which changes the form of consideration to be paid in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which reduces the Minimum Condition below 25% of the voting power of the Shares outstanding on a fully diluted basis. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition and the Regulatory Approval Conditions), Buyer shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

         (b) Pursuant to the Offer, each holder of an outstanding option ("Option") to purchase Shares granted pursuant to the Company's 1986 Employee Incentive Stock Option Plan and 1996 Employee Incentive Stock Option Plan (the "Stock Option Plans") shall, in such holders' discretion, have right to elect to cancel such Option and receive, subject to the satisfaction of the Minimum Condition, the Regulatory Approval Conditions and the other conditions set forth in Annex A hereto, a cash payment from Buyer in an amount, subject to applicable withholding taxes and net to the holder in cash, equal to (x) the product of (i) the aggregate number of Shares subject to such Option multiplied by (ii) the Per Share Amount minus (y) the aggregate exercise price for all Shares subject to such Option. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition and the Regulatory Approval Conditions), Buyer shall pay, as promptly as practicable after expiration of the Offer, for all Options elected to be cancelled by Holders (which elections have not been withdrawn).

         (c) As soon as reasonably practicable on the date of commencement of the Offer, Buyer shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and the other transactions contemplated by this Agreement ("Transactions"), which shall have been provided to the Company. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Buyer and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and the Company and Buyer further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.



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         SECTION 1.2 COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on July 15-16, 1998, has unanimously (A) determined that this Agreement and the Transactions, including the Offer and the issuance of the Rights, are fair to and in the best interests of the shareholders of the Company, (B) approved and adopted this Agreement and the Transactions, including, without limitation, the Offer, the purchase of Shares pursuant to the Offer and the issuance of the Rights, contemplated hereby, and (C) recommended that the shareholders of the Company accept the Offer; (ii) PaineWebber Incorporated ("PaineWebber") has delivered to the Board an opinion to the effect that the consideration to be received by the holders of Shares (other than Buyer and its affiliates) pursuant to the Offer is fair to such holders of Shares. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence.

         (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject only to the fiduciary duties of the Board under applicable law as advised by the Company's counsel, the recommendation of the Board described in Section 1.2(a)(i)(C) of this Agreement and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company and Buyer agree to correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

         (c) The Company shall promptly furnish Buyer with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Buyer with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Buyer or its agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Buyer shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and, if this Agreement shall be terminated in accordance with Section 7.1, shall deliver to the Company all copies of such information then in its possession.



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                                   ARTICLE 2.

                                   THE RIGHTS

         SECTION 2.1 ISSUANCE OF RIGHTS. The Company hereby agrees to issue to Buyer, immediately following the acceptance for payment and payment by Buyer for Shares validly tendered and not withdrawn in the Offer, Rights to purchase from the Company, at any time thereafter and prior to the close of business on June 1, 2008, at the registered office of the Company, 60,000 shares of fully paid and nonassessable shares of Series A preferred stock, $1,000 par value (the "Preferred Stock") of the Company at the Exercise Price referred to below. The Rights shall be evidenced by a Rights Certificate substantially in the form of Exhibit A attached hereto. The Election to Exercise shall be substantially in the form of Exhibit B attached hereto.

         SECTION 2.2 EXERCISE PRICE. The Exercise Price shall be $.01 per share of Preferred Stock.

         SECTION 2.3 PROVISIONS RELATING TO THE HOLDER OF RIGHTS. Buyer as holder of Rights pursuant to this Agreement shall not be deemed for any purpose the holder of any shares of Preferred Stock issuable on the exercise of such Rights, nor shall anything contained herein be construed to confer upon Buyer, as such holder of Rights, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Agreement shall have been exercised as provided herein, and then only to the extent provided in the designation of Preferred Stock attached hereto as Exhibit C.

         SECTION 2.4 EXERCISE IN PART. The Rights granted pursuant to this Agreement may be exercised in part, with the Exercise Price to be paid for each Right exercised. In such case, the Company shall issue to Buyer a new Rights Certificate for the number of Rights not exercised. Rights may be exercised only for whole shares of Preferred Stock, and fractional shares of Preferred Stock shall not be issued.

         SECTION 2.5 CONDITIONS OF EXERCISE OF RIGHTS. The Rights shall become immediately exercisable by Buyer, at any time and from time to time, in the event that, at any time immediately following the acceptance for payment and payment by Buyer of Shares validly tendered and not withdrawn in the Offer:

         (a) The Trust sells (including, without limitation, pursuant to a merger, consolidation or other business combination transaction involving the Company) to any third party other than Buyer or an assignee of Buyer, any of the Retained Trust Shares; or

         (b) Any person or entity other than Buyer causes designees of Buyer to cease to constitute a majority of the members of the board of directors of the Company.


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Notwithstanding the foregoing, the Rights shall not become immediately exercisable if Buyer's designees fail to constitute a majority of the members of the board of directors of the Company due to the death, resignation or removal upon the direction of Buyer of any such designee; provided, that the Rights shall become exercisable following any such death, resignation or removal if, prior to the time Buyer's designees again represent a majority of the members of the Company's board of directors, such board takes any action opposed by a majority of the remaining designees of Buyer or, if no such designees remain, the then current chief executive officer of Buyer. No delay or failure by Buyer in exercising the Rights upon the occurrence of either of the above events shall operate as a waiver of such right to exercise, nor shall any partial exercise of the Rights preclude other or further exercise thereof.

         SECTION 2.6 CHARACTERISTICS OF SERIES A PREFERRED STOCK. The rights, preferences, limitations, and characteristics of the Preferred Stock shall be as set forth on Exhibit C attached hereto and hereby incorporated by reference.

         SECTION 2.7 PROCEDURE FOR EXERCISE OF RIGHTS. Rights will be issued immediately following the acceptance for payment and payment by Buyer for Shares validly tendered and not withdrawn in the Offer and may be exercised on any business day thereafter, and prior to the close of business on June 1, 2008, by submitting to the Company the Rights Certificate, together with an Election to Exercise accompanied by payment by certified or official bank check or wire transfer of immediately available funds payable to the Company of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of the Rights Certificate or the issuance or delivery of certificates for shares of Preferred Stock to a person other than the holder of the Rights being exercised. Upon receipt of the foregoing, the Company will thereupon promptly requisition certificates evidencing such number of shares of Preferred Stock to be purchased (the Company hereby irrevocably authorizing its transfer agents, indenture trustees, subsidiaries or others, as the case may be, to comply with all such requisitions) and, after receipt of such certificates, deliver the same to or upon the order of the holder of the Rights exercised registered in such name or names as may be designated by such holder.

         SECTION 2.8 CERTAIN COVENANTS BY THE COMPANY. The Company covenants and agrees that it will (i) cause the Company's Articles of Incorporation to be amended immediately following Buyer's purchase of Shares in the Offer to include the designation of the Preferred Stock and such other matters as may be required by applicable law in connection with the establishment of the Preferred Stock,
(ii) take all such action as may be necessary to insure that all shares of Preferred Stock delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable, (iii) take all such action as may be necessary to comply with any applicable laws, rules, or regulations in connection with the issuance of any shares upon exercise of Rights, and (iv) pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of the original issuance or delivery of a Rights Certificate or of any shares of Preferred Stock issued



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upon the exercise of Rights; provided, however, that the Company shall not be required to pay any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares of Preferred Stock in a name other than of the holder of the Rights being transferred or exercised.

         SECTION 2.9 DATE ON WHICH EXERCISE IS EFFECTIVE. Each person in whose name any certificate for shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares of Preferred Stock represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly delivered to the Company with payment of the Exercise Price (and any applicable taxes and other governmental charges payable by the exercising holder hereunder); provided, however, that if the date of such delivery and payment is a date upon which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding business day on which the stock transfer books of the Company are open.

         SECTION 2.10 MUTILATED, DESTROYED, LOST AND STOLEN RIGHTS CERTIFICATES.

         (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to June 1, 2008, the Company will execute and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

         (b) If there shall be delivered to the Company prior to June 1, 2008
(i) evidence to its satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required to save the Company harmless, then, and in the absence of notice to the Company that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

         (c) As a condition to the issuance of any new Rights Certificate, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

         SECTION 2.11 BUYER MAY SURRENDER RIGHTS. At any time before June 1, 2008, Buyer may surrender the Rights to the Company for cancellation and upon such surrender the Rights shall be void and of no effect. Such surrender of the Rights may be accomplished by delivery to the Company of the Rights Certificate with the following legend: "The Rights evidenced by this Rights Certificate are hereby surrendered to the Company for cancellation" with the date of surrender and the authorized signature of the holder of the Rights.

         SECTION 2.12 FRACTIONAL SHARES. No Rights shall be exercised for less than a whole share of Preferred Stock, and the Company shall not be obligated to issue certificates representing fractional shares upon exercise of Rights.



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         SECTION 2.13 TRANSFER OF RIGHTS. The Rights and the Preferred Stock
shall be freely transferable by Buyer to the extent permitted by law, but Buyer represents to the Company that it is acquiring the Rights for investment purposes and not with the intent of making any distribution either of the Rights or the Preferred Stock.


                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Company as follows:

         (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda, and has full corporate power and authority to carry on its business as now conducted.

         (b) The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite shareholder and corporate action. Buyer has the power, authority and capacity to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed by Buyer and is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors' rights generally.

         (c) Neither the execution and delivery of, nor the performance of its obligations under, this Agreement by Buyer, nor the consummation of the transactions contemplated herein, will conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with the passage of time or giving of notice or both) or give rise to any right of termination, cancellation or acceleration under any indenture, mortgage, deed of trust, lease, note, or other agreement or instrument to which Buyer is a party, conflict with any provision of the charter documents of Buyer, or violate any law, order, judgment, decree, rule or regulation of any court or governmental authority having jurisdiction over Buyer or its property.

         (d) The Rights acquired by Buyer pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the Rights so acquired by it in violation of any federal or state law applicable to the sale, resale, or distribution of securities.

         (e) Buyer has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against the Company for any fee, sales commissions, finders' fees, financial advisory fee or other fees or expenses for which the Company shall be liable.


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         (f) The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Buyer for inclusion in the Information Statement (as defined in Section 3.2(f) of this Agreement) will not, on the date such document (or any amendment or supplement thereto) is first mailed to shareholders of the Company and, with respect to the Information Statement, at the time Shares are accepted for payment in the Offer, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Buyer as follows:

         (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of North Carolina, and has full corporate power and authority to carry on its business as now conducted.

         (b) The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite shareholder and corporate action. The Company has the power, authority and capacity to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors' rights generally.

         (c) Neither the execution and delivery of, nor the performance of its obligations under, this Agreement by the Company, nor the consummation of the transactions contemplated herein, will conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with the passage of time or giving of notice or both) or give rise to any right of termination, cancellation or acceleration under any indenture, mortgage, deed of trust, lease, note, or other agreement or instrument to which the Company is a party, or conflict with any provision of the charter documents of the Company, or violate any law, order, judgment, decree, rule or regulation of any court or governmental authority having jurisdiction over the Company or its property.


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         (d) The Company has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against Buyer for any fee, sales commissions, finders' fees, financial advisory fee or other fees or expenses for which Buyer shall be liable, except that the Company has engaged PaineWebber as its investment banking firm and financial advisor and may owe a fee in connection with the transactions contemplated hereby (which fee shall be paid by the Company).

         (e) Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock (none of which is issued and outstanding) and 10,000,000 Shares. As of July 15, 1998, (i) 4,706,388 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held by the subsidiaries of the Company, (iii) 3,087,500 Shares are owned of record by the Trust, (iv) 442,962 Shares are reserved for issuance pursuant to Options granted pursuant to the Stock Option Plans and (v) 200,000 Shares are reserved for issuance pursuant to the Company's 1996 Non-Employee Director's Stock Option Plan. The Company has terminated its 1996 Employee Stock Purchase Plan (the "Employee Purchase Plan") effective as of July 15, 1998, the day after the last quarterly purchase date under the Employee Purchase Plan (and the Company has no obligations or liabilities (contingent or otherwise) with respect to such plan). Except as set forth in this Section 3.2(e), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. Section 3.2(e) of the Disclosure Schedule that has been delivered prior to the date hereof by the Company to Buyer sets forth a list, as of the date hereof, of the names of each person holding Options under the Stock Option Plans, the number of shares purchasable thereunder, the exercise price of such Options, and the date such Options were granted.

         (f) Offer Documents; Schedule 14D-9. Neither the Schedule 14D-9, nor any information supplied by the Company for inclusion in the Offer Documents, nor the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), other than information provided by Buyer for inclusion therein, shall, at the respective times the Schedule 14D-9, the Offer Documents, the Information Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the Information Statement nor any information supplied by the Company for inclusion in the Offer Documents shall, at the date such document (or any amendment or supplement thereto) is first mailed to shareholders of the Company, and at the time Shares are accepted for payment in the Offer, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.



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         (g) SEC Filings; Financial Statements. (i) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1995, and has heretofore delivered to Buyer, in the form filed with the SEC, (A) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996, and 1997, respectively, (B) its Quarterly Reports on Form 10-Q for the period ended March 31, 1997 and March 31, 1998, (C) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1995, and (D) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (B) above) filed by the Company with the SEC since December 31, 1995 (the forms, reports and other documents referred to in clauses (A), (B), (C) and (D) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (x) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (y) did not, at the time they were filed (or at the effective date thereof with respect to registration statements under the Securities Act), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (ii) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position, results of operations and changes in shareholders equity and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and its subsidiaries taken as a whole ("Material Adverse Effect")).

         (iii) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries as at December 31, 1997, including the notes thereto (the "1997 Balance Sheet"), in Section 3.2(g)(iii) of the Disclosure Schedule, or in any SEC Report filed by the Company after December 31, 1997, neither the Company nor any subsidiary of the Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997, which would not, individually or in the aggregate, be material in amount.

         (iv) The Company has heretofore furnished to Buyer complete and correct copies of all amendments and modifications (if any) that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

         (h) Absence of Certain Changes or Events. (i) Since March 31, 1998, except as set forth in Section 3.2(h)(i) of the Disclosure Schedule, or except as contemplated by this Agreement or disclosed in any SEC Report filed since March 31, 1998, and prior to the date of this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been (A) any change in the business, operations, properties, condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company or any of its subsidiaries having, individually or in the aggregate, a Material Adverse Effect, (B) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any of its subsidiaries and having, individually or in the aggregate, a Material Adverse Effect, (C) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries taken as a whole, (D) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice, or (E) any entering into, renewal, modification or extension of, any contract, arrangement or agreement with any other party having, individually or in the aggregate, a Material Adverse Effect.

         (ii) Since December 31, 1997, except as set forth in Section 3.2(h)9ii) of the Disclosure Schedule or as contemplated by this Agreement or disclosed in any SEC Report filed since December 31, 1997, and prior to the date of this Agreement, there has not been (A) any material change by the Company in its accounting methods, principles or practices, (B) any material revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), (C) any failure by the Company to revalue any asset in accordance with GAAP, or (D) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities.

                                   ARTICLE 4.

                               CONDUCT OF BUSINESS

         SECTION 4.1 CONDUCT OF BUSINESS BY THE COMPANY. The Company covenants and agrees that, between the date of this Agreement and the date Buyer's designees are appointed to the Board pursuant to Section 5.1, without the prior written consent of Buyer, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement (including, without limitation transactions related to the termination of the Employee Purchase Plan), neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the date Buyer's designees are appointed to the Board pursuant to Section 5.1 hereof, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer:

                  (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary or (ii) any assets of the Company or any subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for the regular quarterly dividend of Wilshire Insurance Company to Occidental Fire & Casualty Company of North Carolina;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business; (ii) incur any indebtedness for borrowed money, except for routine use of the Company's existing line of credit in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than contracts or agreements entered into in the ordinary course of business, consistent with past practice and which require payments by the Company or its subsidiaries in an aggregate amount of less than U.S. $250,000; (iv) terminate, cancel or request any material change in, or agree to any material change in, any material contract, except in the ordinary course of business consistent with past practice; (v) authorize any single capital expenditure (excluding software development activity) which is in excess of U.S. $100,000 or capital expenditures which are, in the aggregate, in excess of U.S. $250,000 for the Company and its subsidiaries taken as a whole; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.1(e);

                  (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any proposal to adopt or amend any such plan;

                  (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

                  (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1997 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice; or

                  (j) except for insurance claims settled in the ordinary course, the AGA/ORRICO litigation and insurance related claims, settle or compromise any pending or threatened suit, action or claim that is material or which relates to any of the Transactions; or

                  (k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing or any action that would result in any of the conditions to the Offer not being satisfied (other than as contemplated by this Agreement).

                                   ARTICLE 5.

                                    COVENANTS

         SECTION 5.1 COMPANY BOARD REPRESENTATION; SECTION 14(F). (a) Immediately following the time Buyer pays for Shares validly tendered and not withdrawn in the Offer (the "Buyer's Election Time"), and from time to time thereafter, Buyer shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Buyer majority representation on the Board, and the Company shall, at such time, promptly take all actions necessary to cause Buyer's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by Buyer to constitute a majority of (i) each committee of the Board (some of whom may be required to be independent as required by applicable law or the requirements of the rules of the National Association of Securities Dealers, Inc.), (ii) each board of directors of each subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. If any of Buyer's designees dies, resigns or is removed upon the direction of Buyer, the Company shall take all action necessary to cause such vacancy to be filled by a designee of Buyer within 10 business days after the opening of such vacancy. Notwithstanding the foregoing, until the Buyer's Election Time, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the subsidiaries of the Company as of the date hereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

         (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 5.1 and shall include the Information Statement containing such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 as an annex to the Schedule 14D-9 to fulfill such obligations. Buyer shall supply to the Company any information with respect to it and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

         SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof to the Buyer's Election Time, the Company shall, and shall cause its subsidiaries and the officers, directors, employees, auditors and agents of the Company and its subsidiaries to, afford the officers, employees and agents of Buyer complete access at all reasonable times to the officers, employees, agents, properties, offices, and other facilities, books and records of the Company and each of its subsidiaries, and shall furnish Buyer with all financial, operating and other data and information as Buyer, through its officers, employees or agents, may reasonably request.

         (b) Except as required by law, all information obtained by Buyer pursuant to this Section 5.2 shall be kept confidential, by Buyer and by any other party which is to be afforded access pursuant to Section 5.2(a), in accordance with the confidentiality agreement (the "Confidentiality Agreement"), between Buyer and the Company.

         SECTION 5.3 NO SOLICITATION OF TRANSACTIONS. Neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 5.3 shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of this Agreement) proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its subsidiaries, if, and only to the extent that, (i) the Board, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board to comply with its fiduciary duties to shareholders imposed by North Carolina law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person the Company uses its reasonable best efforts to obtain from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (or obtained such a confidentiality agreement prior to the date hereof). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Buyer promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

         SECTION 5.4 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) Following the Buyer's Election Time, and for a period of six years thereafter, Buyer shall cause the Board to retain provisions in the Articles of Incorporation and Bylaws of the Company no less favorable with respect to indemnification of officers and directors than are currently set forth in such documents, unless such modification shall be required by law. Any determinations made pursuant to the provisions of the Articles of Incorporation or Bylaws of the Company, with respect to the appropriateness of indemnification, shall be made in good faith.

         (b) The Company, from and after the date of this Agreement and to and including the date six years after the Buyer's Election Time, shall use its best efforts to maintain in effect, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring on or prior to the Buyer's Election Time; provided, however, that in no event shall the Company be required to expend pursuant to this Section 5.4(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which annual premiums the Company represents to be approximately $70,000).

         (c) In the event the Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, as the case may be, or at Buyer's option, Buyer, shall assume the obligations set forth in this Section 5.4.

         SECTION 5.5 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which causes any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.6. FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer (including, without limitation, obtaining the approval of the Chancery Court of the State of Delaware and the North Carolina Insurance Commission), and (iii) except as contemplated by this Agreement, use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

         SECTION 5.7 PUBLIC ANNOUNCEMENTS. Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or pursuant to the rules of the National Association of Securities Dealers, Inc.

         SECTION 5.8 EMPLOYEE PURCHASE PLAN. The Company agrees to terminate its Employee Purchase Plan effective as of July 15, 1998.

                                   ARTICLE 6.

                              CONDITIONS PRECEDENT

         SECTION 6.1 CONDITIONS PRECEDENT TO THE OFFER. The obligation of the Buyer to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer and to cash out Options which holders elect to cancel pursuant to the Offer shall be subject to the satisfaction of the Regulatory Approval Conditions and the satisfaction or waiver of the Minimum Condition and the other conditions set forth in Annex A hereof.

         SECTION 6.2 CONDITIONS PRECEDENT TO THE ISSUANCE OF THE RIGHTS. The obligations of the Company under this Agreement to issue the Rights is subject to the fulfillment, at or prior to such issuance, of each of the following conditions:

         (a) Buyer and the Trust shall have executed and delivered the Trust Purchase Agreement and such agreement and the transactions contemplated thereby shall have been approved by the Court of Chancery of the State of Delaware having jurisdiction over the Trust and by the North Carolina Commissioner of Insurance.

         (b) The representations and warranties of Buyer contained herein shall be true and correct on and as of the issuance date and on and as of the date hereof with the same effect as though made on and as of the Closing Date.

         (c) The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement and the Trust Purchase Agreement shall have expired or terminated.

         (d) Buyer shall have accepted for payment and paid for Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE 7.

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 TERMINATION. This Agreement may be terminated and the Offer and the other Transactions may be abandoned at any time prior to the Buyer's Election Time:

                  (a) By mutual written consent duly authorized by the Boards of Directors of Buyer and the Company prior to the Buyer's Election Time; or

                  (b) By Buyer or the Company if (i) the Buyer's Election Time shall not have occurred on or before the date 180 days following the commencement of the Offer, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Buyer's Election Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) By Buyer, upon approval of its Board of Directors, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Buyer shall have (A) failed to commence the Offer within 30 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 180 days following the commencement of the Offer; unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Buyer to perform in any material respect any material covenant or agreement of Buyer contained in this Agreement or the material breach by Buyer of any material representation or warranty contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of the Offer, this Agreement, or any other

         Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or any of its assets or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing; or

                  (d) By the Company, upon approval of the Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Buyer shall have (A) failed to commence the Offer within 30 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 180 days following the commencement of the Offer, unless such action or inaction under (A), (B), and (C) shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of the Offer, this Agreement, or any other Transaction in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or any of its assets by a sale, merger or other business combination or in order to approve a tender offer or exchange offer for Shares by a third party, in either case, as the Board determines in good faith that such action is required for the Board to comply with its fiduciary duties to shareholders, after consultation with its independent legal counsel and financial advisers, and is on terms more favorable to the Company's shareholders than the Offer; provided, however, that such termination under this clause (ii) shall not be effective until the Company has reimbursed Buyer for its Expenses (as defined in Section 7.3(b)).

         SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, except for Section 5.2(b), Section 7.3 and Article VIII which shall survive termination indefinitely, and there shall be no liability on the part of any party hereto, except as set forth in Section 7.3, and nothing herein shall relieve any party from liability for any breach hereof.

         SECTION 7.3  EXPENSES.  (a) In the event that

                           (i) (A) on or after the date hereof and prior to the termination of this Agreement, any person (including, without limitation, the Company or any affiliate thereof, but excluding the Trust, Buyer or any affiliate of Buyer), shall have become the beneficial owner of more than 10% of the then outstanding Shares and
         (B) this Agreement shall have been terminated pursuant to Section 7.1 and (C) within 12 months of such termination a Third Party Acquisition (as defined hereinafter) shall occur; or

                           (ii) (A) on or after the date hereof and prior to the termination of this Agreement, any person shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for 25% or more (or which, assuming the maximum amount of securities that could be purchased, would result in any person beneficially owning 25% or more of the then outstanding Shares) or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the Per Share Amount and (B)
         (x) the Offer shall have remained open for at least 20 business days,
         (y) the Minimum Condition shall not have been satisfied and (z) this Agreement shall have been terminated pursuant to Section 7.1; or

                           (iii)    this Agreement is terminated pursuant to
         Section 7.1(c)(ii) or 7.1(d)(ii); or

                           (iv) provided that Buyer is not in material breach of its obligations under this Agreement, this Agreement is terminated pursuant to Section 7.1(c) due to the occurrence of the condition set forth in either paragraph (f) or (g) of Annex A;

then, in any such event set forth in clauses (i), (ii), (iii) or (iv) above, the Company shall promptly reimburse Buyer for all Expenses; provided, however, that the Company shall not be obligated to reimburse Buyer for any expenses under clauses (i) or (ii) above if (x) this Agreement is terminated solely for failure to satisfy any Regulatory Condition and (y) the failure to satisfy such Regulatory Condition is in no respect due to the occurrence of any event described in clause (i)(A) or (ii)(A) above.

         (b) "Expenses" means all out-of-pocket expenses and fees up to $250,000 in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for structuring the Transactions and all fees of counsel, accountants, experts and consultants to Buyer, and all printing and advertising expenses) actually incurred or accrued by Buyer or on its behalf in connection with the transactions contemplated by this Agreement and the Trust Purchase Agreement, and/or actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Buyer in connection with the negotiation, preparation, execution and performance of this Agreement and the Trust Purchase Agreement, the structuring of the Transactions and any agreements relating thereto. In the event that the Company shall fail to pay any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Buyer (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a per annum rate equal to the rate of interest publicly announced by First Union National Bank, from time to time, in the City of Charlotte, North Carolina, as such bank's prime rate plus 1.00 percentage point. In addition, in connection with any other action or proceeding by any party hereto against any other party hereto alleging a breach of a representation, warranty, covenant or agreement set forth herein, the prevailing party in such action or proceeding shall be entitled to recover costs and expenses actually incurred or accrued (including, without limitation, fees and expenses of counsel) in connection with the prosecution or defense (as the case may be) of such action or proceeding.

         (c) Except as set forth in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

         (d) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Buyer or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 25% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 25% or more of the outstanding Shares.

         SECTION 7.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 7.5 WAIVER. At any time prior to the Buyer's Election Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein (other than the Regulatory Approval Conditions, and provided that the Minimum Condition shall not be reduced below 25% of the voting power of the fully diluted Shares of the Company). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE 8.

                                  MISCELLANEOUS

         SECTION 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall terminate at the Buyer's Election Time or upon the termination of this Agreement pursuant to Section 7.1.

         SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

         if to Buyer:

                  IAT Reinsurance Syndicate Ltd.
                  c/o Spear Leeds & Kellogg
                  120 Broadway
                  New York, New York 10271
                  Attention:  Marguerite Gorman

         with a copy to:

                  Robinson, Bradshaw & Hinson, P.A.
                  101 North Tryon Street, Suite 1900
                  Charlotte, North Carolina 28246
                  Attention:  Mr. Robin L. Hinson

         if to the Company:

                  McM Corporation
                  702 Oberlin Road, Box 12317
                  Raleigh, North Carolina  27605
                  Attention:  George E. King

         with a copy to:

                  Ragsdale, Liggett & Foley, PLLC
                  Post Office Box 31507
                  Raleigh, North Carolina 27622
                  Attention:  Mr. Frank R. Liggett III

         SECTION 8.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 8.4 ENTIRE AGREEMENT, ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 5.2, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations hereunder to any affiliate of Buyer provided that no such assignment shall relieve the Buyer of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 8.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.4 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

         SECTION 8.6 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 8.7 DESCRIPTIVE HEADINGS, GENDER. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. As used herein, the singular shall include the plural and the plural the singular, and the use of any gender, including the neutral, shall be applicable to all genders.

         SECTION 8.8 GOVERNING LAW. This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

         SECTION 8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                 MCM CORPORATION


                                 By:      /s/ George E. King, Chairman/CEO
                                          --------------------------------


                                 IAT REINSURANCE SYNDICATE LTD.


                                 By:      /s/ Peter R. Kellogg
                                          --------------------------------
                                          Peter R. Kellogg, President

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, or make any payment with respect to Options elected to be cancelled by holders thereof, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered or Options elected to be canceled, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) the transactions contemplated by the Trust Purchase Agreement shall not have been approved by the Court of Chancery of the State of Delaware having jurisdiction over the Trust,
(iv) the transactions contemplated by this Agreement and the Trust Purchase Agreement shall not have been approved by the North Carolina Commissioner of Insurance, or (v) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                  (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares or Options by Buyer or any other affiliate of Buyer pursuant to the Offer, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Buyer or any of their subsidiaries of all or any material portion of the business or assets of the Company, Buyer or any of their subsidiaries, or to compel the Company, Buyer or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Buyer or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Buyer or any other affiliate of Buyer to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Buyer pursuant to the Offer, or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; or
         (iv) seeking to require divestiture by Buyer or any other affiliate of Buyer of any Shares;

                  (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, that (i) restrains or prohibits the making of the Offer or the consummation of any other Transaction; (ii) prohibits or limits ownership or operation by the Company or Buyer of all or any material portion of the business or assets of the Company, taken as a whole,

         Buyer or any of their subsidiaries, or compels the Company, Buyer or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Buyer or any of their subsidiaries, in each case as a result of the Transactions;
         (iii) imposes limitations on the ability of Buyer to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Buyer pursuant to the Offer, or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) requires divestiture by Buyer of any Shares;

                  (c) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Buyer, the Company or any subsidiary or affiliate of Buyer or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer, in each case that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

                  (d) there shall have occurred any change, condition, event or development that has a Material Adverse Effect with respect to the Company;

                  (e) (i) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Buyer the approval or recommendation of the Offer, or this Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer or (ii) the Board or any committee thereof shall have resolved to do any of the foregoing;

                  (f) any representation or warranty of the Company in the Agreement shall not be true and correct with the effect that such failure of any such representation or warranty to be true and correct, when taken together with all other such failures of such representations and warranties to be true and correct, in the aggregate has, or is reasonably likely to have, a Material Adverse Effect; provided, however that, for the purpose of the foregoing condition, in determining whether any such representation or warranty is true or correct, any qualification as to materiality or Material Adverse Effect contained in any such representation and warranty shall be deemed not to apply;

                  (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Agreement;

                  (h) the Agreement shall have been terminated in accordance with its terms; or

                  (i) Buyer and the Company shall have agreed that Buyer shall terminate the Offer or postpone the acceptance for payment of or payment for Shares and Options thereunder; which, in the sole judgment of Buyer, in any such case, and regardless of the circumstances (including any action or inaction by Buyer or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition or may be waived by Buyer in whole or in part at any time and from time to time in its sole discretion; provided, however, that Buyer may not waive the Regulatory Approval Conditions or reduce the Minimum Condition below 25% of the voting power of the fully diluted Shares of the Company. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                    EXHIBIT A

                          [FORM OF RIGHTS CERTIFICATE]


CERTIFICATE NUMBER                                                       RIGHTS
                   ------                                      ---------

                               RIGHTS CERTIFICATE
                                 MCM CORPORATION

         This certifies that IAT Reinsurance Syndicate Ltd., or registered assignees, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Offer and Rights Agreement, dated as of July 16, 1998 (as the same may be amended or supplemented from time to time, the "Agreement"), between McM Corporation (the "Company") and IAT Reinsurance Syndicate Ltd., to purchase from the Company, at any time after the acceptance for payment and payment for Shares validly tendered and not withdrawn pursuant to the Offer, and prior to the close of business on June 1, 2008, at the registered office of the Company, one (1) share of Series A Preferred Stock, $1,000 par value (the "Preferred Stock") of the Company at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the form of Election to Purchase duly executed. Capitalized terms used in this Rights Certificate without definition shall have the meanings given to them in the Agreement. The Exercise Price shall be $.01 per Right and shall be payable by official bank or certified check or wire transfer of immediately available funds.

         This Rights Certificate is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated by reference made a part hereof.

         Subject to the terms of the Agreement, this Rights Certificate, with or without other Rights Certificates, upon surrender at the registered office of the Company may be exchanged for another Right Certificate or Rights Certificate of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

         Subject to the provisions of the Agreement, each Right evidenced by this Rights Certificate may be surrendered by the holder thereof to the Company for cancellation.

         No holder of this Rights Certificate, as such, shall be deemed for any purpose the holder of any shares of Preferred Stock issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights




                                  Exhibit A-1
of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings, or other actions affecting shareholders, or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Agreement.

         WITNESS signature of the proper offices of the Company and its corporate seal.

         Date:    July ___, 1998            McM Corporation


                                            By:
                                                -------------------------------
                                                Title:
                                                      -------------------------

ATTEST:


---------------------------
        Secretary

[CORPORATE SEAL]












                                  Exhibit A-2

                                    EXHIBIT B
                   [TO BE ATTACHED TO EACH RIGHTS CERTIFICATE]

                          FORM OF ELECTION TO EXERCISE
                       (TO BE EXECUTED IF HOLDER DESIRE TO
                        EXERCISE THIS RIGHTS CERTIFICATE)
                                 MCM CORPORATION

         The undersigned hereby irrevocably elects to exercise ___ whole Rights represented by the attached Rights Certificate to purchase the shares of Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of and delivered to:

                          -----------------------------
                          -----------------------------
                          -----------------------------
                         (Please print name and address)

            Social Security or other taxpayer identification number:

                           ---------------------------

         If such number of Rights shall not be all the Rights evidenced by the attached Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

                          -----------------------------
                          -----------------------------
                          -----------------------------
                         (Please print name and address)

            Social Security or other taxpayer identification number:

                           ---------------------------


         Dated:            , 19
               ------------    --
                                          --------------------------------


*Signatures must be guaranteed by an eligible guarantor institution (including banks, stockbrokers, savings and loan associations, clearing agencies and credit unions with membership in an approved signature guarantee medallion program).


                                  Exhibit B-1

                                    EXHIBIT C

                                 MCM CORPORATION
                            SERIES A PREFERRED STOCK
              RIGHTS, PREFERENCES, LIMITATIONS AND CHARACTERISTICS


         1. Designation and Amount. The shares of this series shall be designated as "Series A Preferred Stock, $1,000 par value per share" (hereinafter called this "Series"). Each share of this Series shall be identical in all respects with the other shares of this Series.

         The number of shares in this Series shall initially be 60,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors of the Company. Shares of this Series purchased or otherwise acquired by the Company shall be cancelled and shall thereupon be restored to the status of authorized but unissued shares.

         2. Dividends. The holders of shares of this Series shall not be entitled to receive any dividends.

         3. Liquidation. Upon the voluntary or involuntary liquidation, dissolution of winding up of the Company, the holders of shares of this Series shall be entitled to receive out of the net assets of the Company, before any payment or distribution shall be made or set apart for payment on the Common Stock or any other class or series of stock of the Company, the amount of $1,000 per share of this Series. After the payment to the holders of the shares of this Series of $1,000 per share, the holders of shares of this Series, as such, shall have no right or claim to any of the remaining net assets of the Company. Neither the sale, lease or conveyance of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for purposes of this paragraph.

         4. Redemption. Subject to the North Carolina Business Corporation Act and required regulatory approvals, the shares of this Series shall at all times be redeemable at the option of the holder thereof in cash for $1,000 per share payable by the Company by official bank or certified check or wire transfer of immediately available funds. Such redemption shall occur within ten business days after receiving a written notice of redemption from the holder of shares of this Series accompanied by a certificate or certificates for such shares duly endorsed by the holder thereof with signature guaranteed by a financial institution.

         5. Conversion and Exchange. The holders of shares of this Series shall not have any rights to convert such shares into or to exchange such shares for shares of Common Stock of the Company or any other class or series of stock (or any other security) of the Company.

         6. Voting Rights. The holders of shares of this Series shall not have a vote on any matter except as provided to the contrary by the North Carolina Business Corporation Act.

         7. Rank. The shares of this Series shall rank, as to distribution of assets upon liquidation, dissolution or winding up, senior to any other class or series of preferred stock of the Company.

























                                  Exhibit C-2